Exhibit 23.3

CONSENT OF HENRY KIM

I consent to the inclusion in this Annual Report on Form 10-K of NovaGold Resources Inc., which is being filed with the United States Securities and Exchange Commission, of references to my name and to the use of the technical report titled “NI 43-101 Technical Report on the Donlin Gold Project, Alaska, USA”, with an effective date of June 1, 2021 (“2021 Technical Report”) , including any quotation from or summarization of the 2021 Technical Report.

I also consent to the incorporation by reference in NovaGold Resources Inc.’s registration statements on Form S-8 (Nos. 333-117370; 333-134871; 333-136493; 333-164083; 333-171630, 333-197648 and 333-239776) of the references to my name, the use of the 2021 Technical Report and the information derived from the 2021 Technical Report, including any quotation from or summarization of the 2021 Technical Report, which are included in the Annual Report on Form 10-K.

Dated this 26th day of January, 2022

/s/ Henry Kim

Henry Kim, P.Geo.